For further information: Paula Waters, VP, Investor Relations 504/576-4380 pwater1@entergy.com
INVESTOR NEWS

Feb. 8, 2013
ENTERGY REPORTS FOURTH QUARTER EARNINGS
Exhibit 99.1

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported earnings of $1.66 per share on an as-reported basis and $1.72 per share on an operational basis for fourth quarter 2012 and $4.76 per share on an as-reported basis and $6.23 per share on an operational basis for the full year 2012, as shown in Table 1 below. A more detailed discussion of quarterly and year-to-date results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported Earnings	1.66	0.87	0.79	4.76	7.55	(2.79)
Less Special Items	(0.06)	(0.07)	0.01	(1.47)	(0.07)	(1.40)
Operational Earnings	1.72	0.94	0.78	6.23	7.62	(1.39)
Weather Impact	(0.07)	(0.05)	(0.02)	(0.09)	0.52	(0.61)

Operational Earnings Highlights for Fourth Quarter 2012
•	Utility earnings were higher due largely to lower income tax expense resulting from a settlement with the Internal Revenue Service completed at the end of 2012 and higher net revenue.
•	Entergy Wholesale Commodities earnings decreased due primarily to a higher effective income tax rate, lower net revenue and higher decommissioning expense.
•	Parent & Other results improved due to a decrease in income tax expense on Parent & Other activities, partially offset by higher interest expense.

“In 2012, Entergy’s management team made significant progress on several key fronts,” said Leo Denault, Entergy’s chairman and chief executive officer. “Looking ahead to 2013, we will remain focused on safety and operational excellence in all aspects of our business as well as successful execution on key initiatives such as our effort to join the Midwest Independent Transmission System Operator, a regional transmission organization, and our proposal to spin off and merge the transmission business with ITC Holdings Corp., working every day to create sustainable value for all of our stakeholders.”

Entergy’s business highlights also included the following:
•	Entergy Arkansas and Entergy Mississippi completed acquisitions of the Hot Spring and Hinds power plants.
•	Entergy Louisiana successfully completed installation of the Waterford 3 steam generator replacement project.
•
Edison Electric Institute honored Entergy with Emergency Recovery and Emergency Assistance awards for restoration efforts to its own customers following Hurricane Isaac and to other utility company customers following last June’s derecho weather event and Hurricane Sandy. This is the 15th consecutive year for Entergy to receive an EEI storm restoration award.

A teleconference will be held at 10 a.m. CT on Friday, Feb. 8, 2013, to discuss Entergy’s fourth quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 6847131, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Feb. 15, 2013, by dialing (719) 457-0820, confirmation code 6847131.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for fourth quarter and year-to-date 2012 versus 2011, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. In the fourth quarter 2012, Entergy included subsidiaries previously included and reported in the Parent & Other segment in the Entergy Wholesale Commodities segment to improve the alignment of certain intercompany items. The prior period financial information has been restated to reflect this change. A detailed discussion of the factors driving quarterly and full year results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported
Utility	1.57	0.96	0.61	5.30	6.20	(0.90)
Entergy Wholesale Commodities	0.33	0.88	(0.55)	0.23	2.74	(2.51)
Parent & Other	(0.24)	(0.97)	0.73	(0.77)	(1.39)	0.62
Consolidated As-Reported Earnings	1.66	0.87	0.79	4.76	7.55	(2.79)

Less Special Items
Utility	(0.06)	-	(0.06)	(0.21)	-	(0.21)
Entergy Wholesale Commodities	-	-	-	(1.26)	-	(1.26)
Parent & Other	-	(0.07)	0.07	-	(0.07)	0.07
Consolidated Special Items	(0.06)	(0.07)	0.01	(1.47)	(0.07)	(1.40)

Operational
Utility	1.63	0.96	0.67	5.51	6.20	(0.69)
Entergy Wholesale Commodities	0.33	0.88	(0.55)	1.49	2.74	(1.25)
Parent & Other	(0.24)	(0.90)	0.66	(0.77)	(1.32)	0.55
Consolidated Operational Earnings	1.72	0.94	0.78	6.23	7.62	(1.39)
Weather Impact	(0.07)	(0.05)	(0.02)	(0.09)	0.52	(0.61)

Detailed earnings variance analysis is included in Appendix B-1 and Appendix B-2 to this release. In addition, Appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in fourth quarter 2012 was $720 million compared to $999 million in fourth quarter 2011. Intercompany income tax payments contributed to the line of business variances, but were largely offsetting between the segments.  The overall quarterly decrease was due primarily to:
•	Lower deferred fuel cost collections,
•	Non-capital storm spending associated with Hurricane Isaac and
•	Lower EWC net revenue.
These decreases were partially offset by lower pension contributions.

For the year 2012, Entergy’s operating cash flow was $2,940 million versus $3,129 million last year. The overall decrease for the year was due largely to:
•	Lower EWC net revenue,
•	Non-capital storm spending associated with Hurricane Isaac and
•	Higher income tax payments.
These decreases were partially offset by a year-over-year decrease in pension contributions.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with current quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Fourth Quarter and Year-to-Date 2012 vs. 2011
(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility	557	610	(53)	2,354	2,100	254
Entergy Wholesale Commodities	111	12	99	676	737	(61)
Parent & Other	52	377	(325)	(90)	292	(382)
Total Net Cash Flow Provided by Operating Activities	720	999	(279)	2,940	3,129	(189)

II.	Utility

In fourth quarter 2012, Utility earnings were $1.57 per share on an as-reported basis and $1.63 per share on an operational basis, compared to as-reported and operational earnings per share of $0.96 in fourth quarter 2011. The quarter-over-quarter increase was due largely to lower income tax expense. The reduction in income tax expense was driven by a settlement with the IRS, completed at the end of 2012, regarding the tax treatment of the utilities’ decommissioning liabilities.

Higher net revenue also contributed to the earnings improvement. Fourth quarter 2012 Utility net revenue reflected the net effect of pricing adjustments from regulatory actions and investments, primarily from placing the Grand Gulf extended power uprate in service. In addition, net revenue reflected moderate retail sales growth. Increased sales in the residential segment and commercial and governmental segment were partially offset by a decline in industrial sales. The industrial sales decrease was due largely to temporary outages at two large customers. Both periods had roughly similar negative weather effects.

Retail electric sales, in billed gigawatt-hours, are summarized in Table 4. Billed retail sales increased 0.8 percent on a weather-adjusted basis quarter over quarter. Weather-adjusted growth by segment was as follows:
•	Residential sales in fourth quarter 2012, on a weather-adjusted basis, increased 2.6 percent compared to fourth quarter 2011.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 1.0 percent quarter over quarter.
•	Industrial sales in the fourth quarter decreased 0.6 percent compared to the same quarter of 2011.

These items were partially offset by higher depreciation expense due primarily to investments placed in service since the fourth quarter of last year.

For the year 2012, the Utility earned $5.30 per share on as-reported basis and $5.51 per share on an operational basis, compared to $6.20 per share on an as-reported basis and an operational basis in 2011. The year-over-year decrease was due largely to a higher effective income tax rate. Results in both years reflected tax agreements with the IRS that resulted in significant decreases in income tax expense. The income tax expense benefit in 2011 exceeded the benefit in 2012. A portion of the benefits resulting from the third quarter 2011 and the second quarter 2012 IRS agreements will be shared with customers in the applicable jurisdictions. This customer sharing was reflected in regulatory charges in net revenue in the period the income tax adjustments were recorded. Increased non-fuel operation and maintenance expense, depreciation expense and interest expense also contributed to the year-over-year earnings decrease.

Partially offsetting was net revenue, which was higher than a year ago due to the previously noted regulatory charges as well as the net effect of rate adjustments and weather-adjusted sales volume growth. Overall billed retail sales declined year-over-year as a result of milder-than-normal weather in 2012 compared to the significant effect of weather in 2011.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
Fourth Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)

	Fourth Quarter				Year-to-Date
	2012	2011	% Change	% Weather Adjusted	2012	2011	% Change	% Weather Adjusted
GWh billed
Residential	7,360	7,274	1.2%	2.6%	34,664	36,684	(5.5)%	2.9%
Commercial and governmental	7,313	7,270	0.6%	1.0%	31,159	31,194	(0.1)%	2.0%
Industrial	10,067	10,130	(0.6)%	(0.6)%	41,181	40,810	0.9%	0.9%
Total Retail Sales	24,740	24,674	0.3%	0.8%	107,004	108,688	(1.5)%	1.9%
Wholesale	798	1,090	(26.8)%		3,200	4,111	(22.2)%
Total Sales	25,538	25,764	(0.9)%		110,204	112,799	(2.3)%
O&M expense per MWh (a)	$22.19	$21.99	1.0%		$19.53	$18.22	7.2%
Number of retail customers
Residential					2,379,955	2,362,444	0.7%
Commercial and governmental					355,870	353,163	0.8%
Industrial					42,230	41,173	2.6%
Total Retail Customers					2,778,055	2,756,780	0.8%

(a)	Fourth quarter and year-to-date 2012 exclude the special item associated with the proposed spin-merge of the transmission business.

Appendix C provides information on selected pending local and federal regulatory cases.
III.	Entergy Wholesale Commodities

EWC operational adjusted EBITDA was $161 million in the fourth quarter of 2012, compared to $193 million in the same period a year ago, as shown in Table 5. The decline was due largely to lower net revenue from the nuclear portfolio on lower energy pricing. The average realized revenue per megawatt hour for the nuclear fleet was approximately $50, down from $53 in the same period last year.

For the year, EWC operational adjusted EBITDA was $618 million compared to $862 million in 2011. The year-over-year decrease was driven by lower net revenue due to lower nuclear energy pricing. Nuclear generation also declined versus 2011 due to an increase in refueling and unplanned outage days. The effect of increased outage days was partially offset by the exercise of resupply options provided for in PPAs. Also partially offsetting in net revenue was contributions from the RISEC power plant acquired in December 2011. Higher non-fuel operation and maintenance expense and taxes other than income taxes also contributed to the operational adjusted EBITDA decline. Decreased nuclear refueling outage expense provided a partial offset following the first quarter 2012 asset impairment of Vermont Yankee.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)
($ in millions)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Net income	59	156	(97)	40	492	(452)
Add back: interest expense	3	6	(3)	18	33	(15)
Add back: income tax expense	50	18	32	61	176	(115)
Add back: depreciation and amortization	47	46	1	176	179	(3)
Subtract: interest and investment income	28	29	(1)	105	99	6
Add back: decommissioning expense	30	(4)	34	72	81	(9)
Adjusted EBITDA	161	193	(32)	262	862	(600)
Add back: special item for asset impairment	-	-	-	356	-	356
Operational adjusted EBITDA	161	193	(32)	618	862	(244)

EWC earnings per share for the fourth quarter 2012 were $0.33 on an as-reported and operational basis, compared to $0.88 in fourth quarter 2011. The decline was attributable partly to the operational EBITDA drivers noted above. Other drivers included a higher effective income tax rate and higher decommissioning expense. The higher decommissioning expense was due to the benefit from an adjustment to the decommissioning liability recorded in the fourth quarter of 2011.

For the year, EWC earnings per share were $0.23 on an as-reported basis and $1.49 on an operational basis, compared to as-reported and operational earnings per share of $2.74 in 2011. In addition to the operational adjusted EBITDA drivers noted above, an asset impairment of the Vermont Yankee nuclear power plant recorded in the first quarter of the current year contributed to the as-reported decrease. Other drivers include a higher effective income tax rate, partially offset by lower interest expense.

Table 6 provides a comparative summary of EWC operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
Fourth Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)

	Fourth Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change
Owned capacity (MW)	6,612	6,599	0.2%	6,612	6,599	0.2%
GWh billed	11,221	11,121	0.9%	46,178	43,497	6.2%
Net revenue ($ millions)	$463	$504	(8.2)%	$1,854	$2,045	(9.4)%
Average realized revenue per MWh	$50.56	$52.48	(3.7)%	$50.02	$54.50	(8.2)%
Non-fuel O&M expense per MWh (b)	$23.52	$24.61	(4.4)%	$23.66	$24.28	(2.6)%

EWC Nuclear Fleet
Capacity factor	90%	93%	(3.2)%	89%	93%	(4.3)%
GWh billed	10,298	10,367	(0.7)%	41,042	40,918	0.3%
Average realized revenue per MWh	$49.88	$53.00	(5.9)%	$50.29	$54.73	(8.1)%
Production cost per MWh	$26.18	$25.92	1.0%	$26.19	$25.21	3.9%
Refueling outage days:
FitzPatrick	19	-		34	-
Indian Point 2	-	-		28	-
Indian Point 3	-	-		-	30
Palisades	-	-		34	-
Pilgrim	-	-		-	25
Vermont Yankee	-	25		-	25

(b)	Year-to-date 2012 excludes the effect of the special item for impairment of the Vermont Yankee assets.
Table 7 provides information on current forward capacity and generation contracts for EWC’s fleet, as well as total revenue projections based on market prices as of Dec. 31, 2012. EWC uses a combination of forward physical and financial contracts, including swaps, collars, put and / or call options, to manage forward commodity price risk. Certain hedge volumes have price downside and upside relative to market price movements. The contracted minimum, current expected value and sensitivity are provided to show potential variations. The sensitivity may not reflect the total maximum upside potential from higher market prices. Information contained in Table 7 represents projections at a point in time and will vary over time based on numerous factors, such as future market prices, contracting activities and generation.

Table 7: Entergy Wholesale Commodities Capacity and Generation
First Quarter 2013 through 2017 (see Appendix F for definitions of certain measures)
(based on market prices as of Dec. 31, 2012) (c)
	2013	2014	2015	2016	2017
EWC Nuclear Portfolio
Energy
Planned TWh of generation	40	41	41	40	41
Percent of planned generation under contract
Unit-contingent	42%	22%	12%	12%	13%
Unit-contingent with availability guarantees	19%	15%	13%	13%	13%
Firm LD	24%	55%	14%	-%	-%
Offsetting positions	-%	(19)%	-%	-%	-%
Total	85%	73%	39%	25%	26%
Average revenue per MWh on contracted volumes
Minimum	$45	$44	$45	$50	$51
Expected based on current market prices	$46	$45	$47	$51	$52
Sensitivity: - / + $10 per MWh market price change	$45 - $48	$44 - $48	$46 - $52	$50 - $53	$51 - $54

Capacity
Planned net MW in operation	5,011	5,011	5,011	5,011	5,011
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	16%	16%	16%	16%
Capacity contracts	33%	13%	12%	5%	-%
Total	49%	29%	28%	21%	16%
Average revenue under contract per kW per month (applies to capacity contracts only)	$2.3	$2.9	$3.3	$3.4	$-

Total Nuclear Energy and Capacity Revenues
Expected sold and market total revenue per MWh	$48	$45	$45	$47	$48
Sensitivity: - / + $10 per MWh market price change	$47 - $51	$42 - $50	$39 - $52	$40 - $55	$41 - $56

EWC Non-Nuclear Portfolio
Energy
Planned TWh of generation	6	6	6	6	6
Percent of planned generation under contract
Cost-based contracts	39%	32%	35%	32%	32%
Firm LD	6%	6%	6%	6%	6%
Total	45%	38%	41%	38%	38%

Capacity
Planned net MW in operation	1,052	1,052	1,052	1,052	977
Percent of capacity sold forward
Cost-based contracts	29%	24%	24%	24%	26%
Bundled capacity and energy contracts	8%	8%	8%	8%	9%
Capacity contracts	48%	47%	48%	20%	-%
Total	85%	79%	80%	52%	35%

Total Non-Nuclear Net Revenue
Expected portfolio net revenue in $ millions	$79	$82	$79	$88	$95

(c)
Assumes uninterrupted normal operation at all plants. NRC license renewal applications are in process for both Indian Point units; current license expirations are 9/28/13 for Indian Point 2 and 12/12/15 for Indian Point 3.

IV.	Parent & Other

Parent & Other reported a loss of $(0.24) per share on an as-reported basis and an operational basis in fourth quarter 2012, compared to a fourth quarter 2011 loss of $(0.97) per share on an as-reported basis and $(0.90) per share on an operational basis. The increase in results was driven by lower income tax expense on Parent & Other activities, partially offset by higher interest expense.

For the year 2012, Parent & Other reported a loss of $(0.77) per share on an as-reported basis and an operational basis. This compares to an as-reported loss of $(1.39) per share and an operational loss of $(1.32) per share in 2011. Lower income tax expense was the primary factor in the year-over-year operational earnings per share increase, partially offset by higher interest expense. In addition to the quarterly income tax effects noted above, second quarter 2012 benefited from a favorable decision from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.

V.	2013 Earnings Guidance

Entergy affirmed its previously issued 2013 earnings guidance in the range of $4.60 to $5.40 per share on both an as-reported basis and an operational basis. Entergy noted it currently expects to be in the lower half of the operational guidance range due to updated pension and post-retirement cost estimates. Year-over-year changes are shown as point estimates and are applied to 2012 earnings to compute the 2013 guidance midpoint. Drivers for the 2013 earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range. As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported 2013 guidance will be updated throughout the year as these transaction-related expenses are incurred. Entergy’s 2013 earnings guidance is detailed in Table 8.

Table 8: 2013 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Prepared November 2012 (d)
Segment	Description of Drivers	2012 Earnings per Share	Expected Change	2013 Guidance Midpoint	2013 Guidance Range

Utility	2012 Operational Earnings per Share	5.51
	Adjustment to normalize weather		0.09
	Increased net revenue due to absence of sharing 2012 tax benefit with customers		0.57
	Increased net revenue due to retail sales growth and rate actions		1.25
	Increased non-fuel operation and maintenance expense		(0.40)
	Increased taxes other than income taxes		(0.10)
	Increased depreciation expense		(0.35)
	Decreased other income		(0.05)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(1.85)
	Other		0.13
	Subtotal	5.51	(0.81)	4.70

Entergy Wholesale Commodities	2012 Operational Earnings per Share	1.49
	Decreased net revenue due primarily to lower pricing on nuclear assets		(0.40)
	Increased non-fuel operation and maintenance expense		(0.15)
	Increased decommissioning expense		(0.15)
	Increased depreciation expense		(0.10)
	Lower effective income tax rate		0.10
	Other		0.01
	Subtotal	1.49	(0.69)	0.80

Parent & Other	2012 Operational Earnings per Share	(0.77)
	Increased Parent interest expense		(0.05)
	Lower income tax expense		0.30
	Other		0.02
	Subtotal	(0.77)	0.27	(0.50)

Consolidated Operational	2013 Operational Earnings per Share Guidance Range	6.23	(1.23)	5.00	4.60 – 5.40

Consolidated As-Reported	2012 As-Reported Earnings per Share	4.76
	Changes detailed above		(1.23)
	2012 Expenses associated with the proposed spin-merge of Entergy’s transmission business		0.21
	2012 Asset impairment on Vermont Yankee nuclear power plant		1.26
	2013 As-Reported Earnings per Share Guidance Range	4.76	0.24	5.00	4.60 – 5.40

(d)	Originally prepared November 2012 and updated February 2013 to reflect 2012 final results.

Key assumptions supporting 2013 operational earnings guidance are as follows:

Utility
•	Normal weather
•
Increased net revenue due to the absence of the second quarter 2012 regulatory charge to reflect sharing of income tax benefits with EGSL and ELL customers resulting from an IRS agreement regarding the treatment for hurricanes Katrina and Rita storm cost financings

•	Retail sales growth of around 1.25 percent on a weather-adjusted basis
•
Increased net revenue from rate actions, including those associated with the Waterford 3 steam generator replacement project, a full year of the Grand Gulf extended power uprate and the Hinds and Hot Spring acquisitions, which are partially offset by increases in non-fuel operation and maintenance expense, depreciation expense and taxes other than income taxes

•	Increased non-fuel operation and maintenance expense due to plant acquisitions and other general expense increases
•	Increased taxes other than income taxes resulting largely from new plant acquisitions as well as increased franchise taxes
•	Increased depreciation expense associated with capital spending at the Utility and the new depreciation rates established in the ETI rate case in July 2012
•
Decreased other income due primarily to lower allowance for equity funds used during construction as significant projects moved into service (Waterford 3 steam generator, Grand Gulf extended power uprate)

•	Increased interest expense due primarily to a higher level of debt outstanding
•	Higher effective income tax rate in 2013, due largely to the net effect of items recorded in 2012

Entergy Wholesale Commodities
•	EWC drivers represent expected variances at the segment level for 2013
•
46 TWh of output for the total fleet, reflecting an approximate 92 percent nuclear capacity factor compared to an 89 percent nuclear capacity factor in 2012; 2013 includes approximately 30- to 35-day scheduled refueling outages at Indian Point 3, Pilgrim and Vermont Yankee in Spring 2013 and Palisades in Fall 2013 (outage days vary depending on the scope of the outage)

•	Assumes full year operations for all nuclear plants
•	$47/MWh average total energy and capacity revenues for EWC-nuclear fleet based on published market prices at the end of September 2012
o	$45/MWh average revenue per MWh on contracted energy volumes, representing 84 percent of planned generation (prepared November 2012)
o	$43/MWh average market price on 16 percent unsold energy volumes (prepared November 2012); average market energy price for unsold volumes as of the end of December 2012 is unchanged
o	$2.3/kW-month average capacity revenue under contract on 28 percent capacity (excludes bundled capacity contracts, which are priced within the contracted energy volumes above) (prepared November 2012)
o
$1.8/kW-month average capacity price on 56 percent unsold capacity (prepared November 2012); average market capacity price for unsold volumes as of the end of December 2012 is approximately $2.7/kW-month

•	$77 million non-nuclear portfolio net revenue based on prices at the end of September 2012
•	Nuclear fuel expense around $6.5/MWh for 2013 compared to approximately $5.9/MWh for 2012
•	Decreased purchased power expense reflected in net revenue
•
Non-fuel operation and maintenance expense, including nuclear refueling outage expenses, around $24.3/MWh reflecting increases in refueling outage amortization for Vermont Yankee following a reduction in 2012 due to the asset impairment, general expense increases and higher costs at RISEC due to higher maintenance outage costs

•
Increased decommissioning expense due to the absence of a reduction in the asset retirement obligation resulting from updated decommissioning cost studies completed in the second quarter 2012, which reduced decommissioning expense in the prior year period

•
Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets; also contributing was the absence of the third quarter 2012 DOE litigation awards for Indian Point 2 which resulted in a reversal of previously recorded depreciation expense

•	Lower effective income tax rate in 2013

Parent & Other
•	Higher Parent interest expense due largely to higher average debt outstanding
•	Lower income tax expense on Parent & Other activities

Other
•	2013 average fully diluted shares outstanding of approximately 177 million
•	Overall effective income tax rate of 34 percent in 2013, the timing and segment of which may ultimately vary
•	Pension discount rate of 5.1 percent; the final average pension discount rate is 4.36 percent

Earnings guidance for 2013 should be considered in association with earnings sensitivities as shown in Table 9. These sensitivities illustrate the estimated change in operational earnings per share resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are retail sales for the Utility and energy prices for EWC. In addition, the earnings guidance range for 2013 takes into consideration a number of regulatory initiatives (rate actions) underway across the Utility jurisdictions.

Estimated annual impacts shown in Table 9 are intended to be indicative rather than precise guidance.

Table 9: 2013 Earnings Sensitivities
(Per share in U.S. $) – Prepared November 2012
Variable	2013 Guidance Assumption	Description of Change	Estimated Annual Impact
Utility
Retail sales growth Residential Commercial / Governmental Industrial	Around 1.25% retail sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.41
Non-fuel operation and maintenance expense	Increased due to plant acquisitions and general expenses	1% change in expense	+ / - 0.08
Entergy Wholesale Commodities (e)
Nuclear capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.06
EWC revenue	$47/MWh nuclear revenue; $77M non-nuclear net revenue	$10/MWh market price change	- 0.25 / + 0.49
Total non-fuel operation and maintenance expense	$24.3/MWh non-fuel operation and maintenance expense	1% change in expense	+ / - 0.04
Nuclear Outage (lost revenue only)	92% capacity factor, including refueling outages for four EWC nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $45/MWh for contracted volumes and $43/MWh for unsold volumes in 2013 (assuming no resupply option exercise)	- 0.03 / n/a
Consolidated
Interest expense	Higher debt outstanding balances	1% change in interest rate on $1 billion debt	+ / - 0.03
Pension and other postretirement costs (expense portion only)	Discount rate of 5.1%	0.25% change	+/- 0.07
Effective income tax rate	34% effective income tax rate	1% change in overall effective income tax rate	+ / - 0.08

(e)	Assumes uninterrupted normal operation at all nuclear plants.

VI.	Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. Table 10 summarizes the current five-year financial outlook for 2010 through 2014. Entergy also noted that the five-year financial outlook does not reflect the effects of the proposed spin-merge of the transmission business discussed in Appendix A.

Table 10: Long-term Financial Outlook (see Appendix F for definitions of certain measures)
As of February 2013
Category	Long-term Outlook	Assumption

Earnings	Utility net income	Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
Entergy Wholesale Commodities results
Revenue projections through 2014 will experience volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, EWC offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, new environmental legislation and / or enforcement of additional environmental regulations.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases, if any.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility, as well as an investment outlook at EWC that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, both common stock dividends and share repurchases will be considered in establishing return of capital policies. Over the five year period from 2010 – 2014 under the current long-term business outlook, capital deployment through dividends and share repurchases is projected to total around $4 billion. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.
Solid credit metrics that support ready access to capital on reasonable terms.

VII.	Appendices

Seven appendices are presented in this section as follows:

•	Appendix A includes information on Entergy’s plan to spin off the Utility transmission business and merge that business with a subsidiary of ITC Holdings Corp.
•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix C provides information on selected pending local and federal Utility regulatory cases and events.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of planned capital expenditures for the next three years.
•	Appendix F provides definitions of the operational performance measures, GAAP and non-GAAP financial measures and abbreviations or acronyms that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions. Primary filings required include the Entergy Utility operating companies’ retail regulators as well as several federal agencies. ITC shareholders must also approve the transaction.

Appendix A provides a summary of certain activities that are pending.

Appendix A: Regulatory Summary Table for Spin-Merge of Transmission Business (see Appendix F for definitions of certain abbreviations or acronyms)
Proceeding	Pending Activities
Entergy Retail Regulators
Request / Recent Activity: In conjunction with ITC Holdings Corp. and ITC MidSouth LLC, collectively ITC, all of the Utility operating companies, with the exception of ETI, filed applications in the fall of 2012 with their respective retail regulators seeking approval for the Entergy companies’ proposal to spin off and merge the Utility’s transmission business with ITC, including approval for change of control of the transmission assets and transaction-related steps in the spin-merge.
Next Steps: An application will be filed with the PUCT in order to obtain transaction approval. The PUCT is required to issue an order within 180 days of a filing. In addition, EAI will also make a filing with the Missouri Public Service Commission because that operating company has some transmission assets located in the state of Missouri. The LPSC established a procedural schedule that reflected Staff testimony due in March 2013, a hearing commencing in June 2013 and Commission consideration in September 2013. The APSC and CCNO both set procedural schedules with Staff / Advisors testimony due in April 2013 and hearings in July 2013. The MPSC procedural schedule reflects Staff testimony due in June 2013 and a hearing in August 2013.

Federal Energy Regulatory Commission
Sections 203, 205 and 305(a) Filings Recent Activity: On Sept. 24, 2012, the Utility operating companies and ITC filed a joint application with FERC requesting certain approvals related to the proposal to spin off and merge the Utility’s transmission business with ITC, including approval for change of control of the transmission assets under Section 203 of the FPA, approval of transmission service formula rates and certain jurisdictional agreements under Section 205 of the FPA and a petition for declaratory order on application of Section 305(a) of the FPA. On Nov. 20, 2012, the Utility operating companies and ITC filed an answer to comments filed by an intervening party; on Nov. 30, 2012, the FERC noticed the answer as an amendment to the application.
Next Steps: The Utility operating companies and ITC are in the process of responding to the comments and protests filed as of the Jan. 22, 2013 comment deadline established by FERC. FERC rules call for a decision 180 days from the date of a completed application provided that the matter is not set for hearing or is not otherwise extended for up to an additional 180 days. If the matter is set for hearing, a procedural schedule will be established.

Section 204 Filings Recent Activity: On Oct. 31, 2012, three separate applications under Section 204 of the FPA were submitted to FERC (two by Entergy and one by ITC). The Entergy applications seek authorization related to certain debt financings necessary to effectuate the ITC transaction. The ITC application seeks authorizations related to certain post-closing financings. The applications request that FERC grant the requested authorizations within ninety days from the date of the application. Entergy has responded to the lone protest filed in these dockets, as well as a request for additional information from FERC Staff.
Next Steps: There is no set deadline for FERC to take action on the application.

Internal Revenue Service
Request / Recent Activity: In July 2012, Entergy Corporation submitted a request to the IRS seeking a private letter ruling substantially to the effect that certain requirements for the tax-free treatment of the distribution of Transco are met.
Next Steps: The IRS is expected to make a determination on the request in the first half of 2013.

Nuclear Regulatory Commission
Request / Recent Activity: On Sept. 27, 2012, Entergy Operations, Inc. on behalf of EAI, EGSL, ELL and SERI submitted an application to the NRC for approval of certain nuclear plant license transfers and amendments as part of the steps to complete the transaction.
Next Steps: The NRC is expected to complete its formal review by mid-2013.

Securities and Exchange Commission
Request / Recent Activity: ITC filed Amendment No. 1 to Form S-4 Registration Statement on Dec. 4, 2012 and Amendment No. 2 to Form S-4 Registration Statement on Jan. 28, 2013 with the SEC providing information regarding the proposed spin-merge transaction. The registration statement includes audited financial statements and disclosures for the Entergy transmission business.
Next Steps: Following completion of the SEC review process, ITC will hold a special meeting of shareholders. ITC’s shareholder vote is anticipated in the first half of 2013.

Hart-Scott-Rodino Notification	Request / Recent Activity: On Dec. 14, 2012, Entergy and ITC each filed a premerger notification under the HSR Act. The 30-day waiting period required under the HSR Act expired on Jan. 14, 2013.

Additional Information and Where to Find It
On Sept. 25, 2012, ITC filed a registration statement on Form S-4 with the SEC registering shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions, but this registration statement has not become effective. This registration statement includes a proxy statement of ITC that also constitutes a prospectus of ITC, and will be sent to ITC shareholders. In addition, Mid South TransCo LLC (TransCo) will file a registration statement with the SEC registering TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. Entergy shareholders are urged to read the proxy statement / prospectus included in the ITC registration statement and the proxy statement / prospectus to be included in the TransCo registration statement (when available) and any other relevant documents, because they contain important information about ITC, TransCo and the proposed transactions. ITC shareholders are urged to read the proxy statement / prospectus and any other relevant documents because they contain important information about TransCo and the proposed transactions. The proxy statement / prospectus and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

B.	Variance Analysis and Special Items

Appendix B-1 and Appendix B-2 provide details of fourth quarter and year-to-date 2012 vs. 2011 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other and Consolidated.

Appendix B-1: As-Reported and Operational Earnings Per Share Variance Analysis
Fourth Quarter 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2011 earnings	0.96	0.96		0.88	0.88		(0.97)	(0.90)		0.87	0.94
Income taxes - other	0.49	0.49	(f)	(0.34)	(0.34)	(g)	0.73	0.73	(h)	0.88	0.88
Net revenue	0.25	0.25	(i)	(0.14)	(0.14)	(j)	-	-		0.11	0.11
Nuclear refueling outage expense	(0.01)	(0.01)		0.02	0.02		-	-		0.01	0.01
Other income (deductions) - other	(0.01)	(0.01)		0.02	0.02		-	-		0.01	0.01
Other operation & maintenance expense	(0.05)	0.01	(k)	0.01	0.01		0.06	(0.01)	(l)	0.02	0.01
Preferred dividend requirements	-	-		0.01	0.01		(0.01)	(0.01)		-	-
Taxes other than income taxes	0.01	0.01		(0.02)	(0.02)		-	-		(0.01)	(0.01)
Interest expense and other charges	(0.01)	(0.01)		0.01	0.01		(0.05)	(0.05)	(m)	(0.05)	(0.05)
Depreciation / amortization expense	(0.06)	(0.06)	(n)	-	-		-	-		(0.06)	(0.06)
Decommissioning expense	-	-		(0.12)	(0.12)	(o)	-	-		(0.12)	(0.12)
2012 earnings	1.57	1.63		0.33	0.33		(0.24)	(0.24)		1.66	1.72

Appendix B-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-date Fourth Quarter 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2011 earnings	6.20	6.20		2.74	2.74		(1.39)	(1.32)		7.55	7.62
Other income (deductions) - other	-	-		0.03	0.03		0.01	0.01		0.04	0.04
Nuclear refueling outage expense	(0.02)	(0.02)		0.05	0.05	(p)	-	-		0.03	0.03
Decommissioning expense	(0.01)	(0.01)		0.03	0.03		-	-		0.02	0.02
Share repurchase effect	0.02	0.02		-	-		-	-		0.02	0.02
Asset impairment	-	-		(1.26)	-	(q)	-	-		(1.26)	-
Preferred dividend requirements	-	-		0.02	0.02		(0.02)	(0.02)		-	-
Net revenue	0.65	0.65	(i)	(0.66)	(0.66)	(j)	(0.02)	(0.02)		(0.03)	(0.03)
Taxes other than income taxes	-	-		(0.07)	(0.07)	(r)	-	-		(0.07)	(0.07)
Depreciation / amortization expense	(0.16)	(0.16)	(n)	0.01	0.01		-	-		(0.15)	(0.15)
Interest expense and other charges	(0.07)	(0.07)	(s)	0.05	0.05	(t)	(0.17)	(0.17)	(m)	(0.19)	(0.19)
Other operation & maintenance expense	(0.52)	(0.31)	(k)	(0.18)	(0.18)	(u)	0.04	(0.03)		(0.66)	(0.52)
Income taxes - other	(0.79)	(0.79)	(f)	(0.53)	(0.53)	(g)	0.78	0.78	(h)	(0.54)	(0.54)
2012 earnings	5.30	5.51		0.23	1.49		(0.77)	(0.77)		4.76	6.23

(f)
The current quarter increase was due primarily to an IRS settlement in fourth quarter 2012 related to the tax treatment of decommissioning liabilities for the nuclear plants owned by the Utility, which decreased income tax expense by approximately $155 million. Interest on uncertain positions in the current quarter partially offset this benefit. Also contributing was less favorable consolidated tax savings adjustments, which net to zero on a consolidated basis. On a year-to-date basis, the decrease was attributable to a 2011 IRS audit settlement. A write off of an EGSL regulatory asset in the first quarter of 2012, which increased income tax expense approximately $44 million, also contributed in the year-to-date period. These decreases were partially offset by items recorded in the current quarter as well as other adjustments, including the second quarter 2012 resolution regarding certain storm cost recoveries.

(g)
The current quarter decrease was due primarily to consolidated tax savings adjustments, which net to zero on a consolidated basis. The year-to-date decrease reflected other adjustments previously reported in the Parent & Other segment. Partially offsetting in the year-to-date period was a one-time adjustment increasing income tax expense in 2011 stemming from Michigan tax law changes.

(h)
The current quarter and year-to-date increases reflected favorable consolidated tax savings adjustments, which net to zero on a consolidated basis. The year-to-date increase also included the second quarter 2012 favorable decision from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.

Utility Net Revenue Variance Analysis 2012 vs. 2011 ($ EPS)
	Fourth Quarter	Year-to-Date
Weather	(0.02)	(0.61)
Sales growth / pricing	0.28	0.85
Regulatory agreement	-	0.56
Other	(0.01)	(0.15)
Total	0.25	0.65

(i)
The current quarter and year-to-date increases were due largely to weather-adjusted sales growth and the net effect of pricing adjustments from regulatory actions and investments, including the Grand Gulf extended power uprate and rate actions at ETI and ENOI, a portion of which was partially offset in other line items. Both periods included higher revenue for storm reserves at EMI and energy efficiency programs at EAI, which were offset in non-fuel operation and maintenance expense. ELL’s rate action relating to the acquisition of Unit 2 of the Acadia Energy Center also was reflected in the year-to-date period. In addition, both 2011 and 2012 included regulatory charges to share tax benefits arising out of IRS agreements (discussed in (f)) with customers in Louisiana. The 2011 regulatory charge was approximately $200 million after-tax compared to the approximately $100 million after-tax charge in the second quarter of 2012. These increases were partially offset by the effects of weather, which was negative in 2012 and significantly favorable in 2011.

(j)
Decreases in current quarter and year-to-date were due primarily to lower energy pricing for the EWC nuclear fleet. Revenues from RISEC, which was acquired in the fourth quarter of 2011, partially offset the decrease. For the year-to-date period, nuclear generation declined due to an increase in refueling and unplanned outage days. The effect of outage days was partially offset by the exercise of resupply options provided for in PPAs whereby, under these options, EWC may elect to supply power from another source when the plant is not running. The majority of the resupply benefit was realized from one long-term PPA.

(k)
The current quarter and year-to-date as-reported decrease reflected expenses incurred in connection with the planned spin-merge of the transmission business. In addition, the year-to-date as-reported and operational decrease was attributable to several factors, including higher compensation and benefits costs (largely pension). The EAI energy efficiency program cost increases and temporary increase in EMI storm reserves also contributed (both offset in net revenue as discussed in (i)). Other factors include the 2011 deferral of previously expensed Michoud plant outage costs, the prior year sale of surplus oil inventory and the third quarter 2012 adjustment related to the ETI rate order. These items were partially offset by third quarter 2012 expenses being redirected as a result of Hurricane Isaac as well as deferral of previously-incurred MISO implementation costs as approved by the FERC and the LPSC in the second quarter of 2012.

(l)	The current-quarter as-reported increase was due to fourth quarter 2011 expenses recorded for the transmission business spin-merge transaction.

(m)	The current quarter and year-to-date decreases were due largely to a higher average interest rate on borrowed balances and higher debt balances.

(n)	The current quarter and year-to-date decreases reflected higher depreciable plant balances and higher depreciation rates in the July 2012 ETI rate case order.

(o)
The current quarter decrease was due to a fourth quarter 2011 benefit following an updated decommissioning study at Vermont Yankee whereby a reduction in the asset retirement obligation was recorded, which reduced decommissioning expense.

(p)
The year-to-date increase resulted from the first quarter 2012 impairment of Vermont Yankee’s long-lived assets, which reduced the deferred refueling outage asset and therefore reduced refueling outage expense for the period until the Spring 2013 refueling outage.

(q)
The year-to-date as-reported decrease was due to the first quarter 2012 impairment loss to write down the carrying values of Vermont Yankee’s long-lived assets to their fair value, in accordance with GAAP.

(r)
The year-to-date decrease was due primarily to higher property tax for the James A. FitzPatrick Nuclear Power Plant, which resulted from the expiration of an agreement entered into shortly after the plant was acquired, and higher payroll taxes.

(s)	The decrease year-to-date was due primarily to a 2011 revision in the treatment of funds received for transmission interconnection projects, accepted by the FERC, and higher debt balances.

(t)	The year-to-date increase is due primarily to lower intercompany interest expense (offset in Parent & Other).

(u)
The decrease year-to-date was due primarily to higher compensation and benefits costs (largely pension) and the RISEC acquisition. The fourth quarter 2012 period included a partial offset due to an accrual for reimbursement of Vermont Yankee spent nuclear fuel storage costs from the DOE. The total adjustment was $33 million pre-tax, of which $22 million was reflected in other operation and maintenance expense and the balance in depreciation expense and miscellaneous-net other income.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both an earnings per share basis and a net income basis. Special items are those events that are not routine, are related to prior periods or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Fourth Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility
Transmission business spin-merge expenses	(0.06)	-	(0.06)	(0.21)	-	(0.21)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	-	-	(1.26)	-	(1.26)

Parent & Other
Transmission business spin-merge expenses	-	(0.07)	0.07	-	(0.07)	0.07

Total Special Items	(0.06)	(0.07)	0.01	(1.47)	(0.07)	(1.40)

(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility
Transmission business spin-merge expenses	(10.7)	-	(10.7)	(37.1)	-	(37.1)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	-	-	(223.5)	-	(223.5)

Parent & Other
Transmission business spin-merge expenses	-	(13.0)	13.0	(1.0)	(13.0)	12.0

Total Special Items	(10.7)	(13.0)	2.3	(261.6)	(13.0)	(248.6)

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: see next column
Rate Case Recent Activity: On Dec. 31, 2012, EAI filed a notice of intent to file a rate case during the first quarter of 2013. Once filed, a 10-month statutory time limit will apply.
Last Filed Rate Base: $4.0 billion reflected in final order issued in June 2010 based on a June 30, 2009 test year, with known and measurable changes through June 30, 2010.

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base:
$2.4 billion (electric) filed 5/12 based on 12/31/11 test yr
$0.05 billion (gas) filed 4/12 based on 9/30/11 test yr

Recent Activity: On Dec. 21, 2012, EGSL filed a revised evaluation report for the 2011 test year FRP for its electric operations. The ROE reflected in the report was 11.86 percent, which is above the authorized earnings bandwidth, resulting in a cost of service rate decrease of $(5.7) million. The report also included a $(3.4) million decrease outside of the FRP sharing mechanism for capacity costs, which reflects EGSL’s purchase from ELL of one-third of the output of the Acadia 2 unit, and a $0.56 million increase associated with a realignment of SO2 costs from the Fuel Adjustment Clause to base rates. Initial rate changes became effective in September 2012 with additional rate changes becoming effective in January 2013, subject to refund.
On Dec. 6, 2012, the ALJ issued a proposed recommendation in the proceeding to review the allowed ROE in EGSL’s Gas Rate Stabilization Plan. The recommendation reflected a 9.4 percent ROE for gas operations. EGSL and other parties filed exceptions to the recommendation and reply briefs. A final ALJ recommendation is pending, after which the matter will be referred to the LPSC for decision at a future B&E meeting.
Background: EGSL’s electric FRP expired with the 2011 test year. EGSL was granted an extension until Feb. 15, 2013 to file a rate case for its electric operations. As part of the rate case, EGSL is permitted to seek implementation of a new FRP.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.6 billion filed 5/12 based on 12/31/11 test yr
Recent Activity: On Dec. 21, 2012, ELL filed a revised evaluation report for the 2011 test year FRP. The ROE reflected in the report was 10.38 percent, which is within the authorized earnings bandwidth, resulting in no cost of service rate change. The report also reflected an $86.9 million increase outside of the FRP sharing mechanism for costs associated with the Waterford 3 replacement steam generator project that was completed in December 2012, net of an adjustment for earnings above 10.25 percent pursuant to prior LPSC approval and net of the expected wholesale revenues to be received from EGSL’s purchase from ELL of one-third of the capacity and energy of the Acadia 2 unit. Initial rate changes became effective in September 2012 with additional rate changes becoming effective in January 2013, subject to refund.
Background: ELL’s FRP expired with the 2011 test year. ELL was granted an extension until Feb. 15, 2013 to file a rate case. As part of the rate case, ELL is permitted to seek implementation of a new FRP.

Entergy Mississippi Authorized ROE Range: 9.88% - 12.01% (per 4/12 FRP filing) Last Filed Rate Base: $1.7 billion filed 3/12 based on 12/31/11 test yr
Recent Activity: On Feb. 1, 2013, EMI filed a settlement that confirmed there would be no rate adjustments under the FRP based on the 2011 test year. The MPSC approved the settlement on Feb. 5, 2013. A report by the Public Utilities Staff and consultants in the ROE inquiry docket is expected in the first quarter of 2013. EMI will have an opportunity to respond to the report.
Background: On March 4, 2010, the MPSC approved modifications to EMI’s FRP. Key provisions include an opportunity to reset the ROE and bandwidth based upon performance ratings. Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance, subject to a 4 percent revenue limit. The annual filing occurs each March with rates effective each June. EMI’s FRP does not have an expiration date. The EMI FRP revised evaluation report for the 2011 test year, which was filed on April 30, 2012, reflected a 10.92 percent earned ROE which was within the bandwidth, resulting in no change in rates. The revised 10.95 percent FRP midpoint ROE included the benefit of a 0.62 percent performance incentive.
On Aug. 7, 2012, the MPSC opened inquiries to review whether the current formulaic methodology used to calculate ROEs in both EMI's FRP and Mississippi Power Company’s annual formulary rate filing are still appropriate or can be improved to better serve the public interest. The intent of this review is for informational purposes only; evaluation of any recommendations for changes to the existing methodology would take place in a general rate case or in the existing FRP docket.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric) and $0.09 billion (gas) filed 5/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: The CCNO has established a procedural schedule to resolve the remaining disputed items in the 2011 test year FRP. A hearing is scheduled in April 2013. ENOI is also in discussions with the CCNO Advisors regarding a possible extension of the FRP, which would require CCNO approval.
Background: A new three-year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009. Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth. Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over- or under-earning. The FRP also includes a recovery mechanism for CCNO-approved capacity additions plus provisions for extraordinary cost changes and force majeure.
In October 2012, ENOI implemented, subject to refund pending resolution of remaining disputed items, rate changes reflected in its revised evaluation report for the 2011 test year FRP. The ROEs reflected in the revised report were 9.57 percent earned ROE for electric (which is below the bandwidth, resulting in an electric base revenue increase of $4.9 million) and a 10.83 percent earned ROE for gas (which is within the bandwidth, resulting in no change in gas base rates). As part of its initial 2011 test year FRP filing, ENOI requested to accelerate the funding of its storm reserve fund to allow it to meet the $75 million target balance established by the CCNO by 2017. The proposed increase was intended to replenish the $20 million expended for hurricanes Gustav and Ike.

Appendix C: Regulatory Summary Table (continued) (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Texas Authorized ROE: 9.8% Last Filed Rate Base: $1.7 billion filed 11/11 based on 6/30/11 adjusted test yr
Rate Case Recent Activity: On Nov. 28, 2012 and Jan. 11, 2013, ETI filed appeals of the PUCT final order and order on rehearing in ETI’s rate case proceeding, respectively. On Nov. 30, 2012, ETI filed a pleading seeking a PUCT finding that special circumstances exist for limited cost recovery of capacity costs associated with two PPAs until such time that these costs are included in base rates or a purchased capacity recovery rider or other recovery mechanism. On Nov. 16, 2012, the PUCT approved publication of a draft purchased power capacity rider. Comments were filed by the parties in December 2012 and January 2013. PUCT rules require that it act on the proposal by May 31, 2013.
Background: On Sept. 14, 2012, the PUCT issued a final order in ETI’s rate case proceeding. The order reflected a $27.7 million overall retail rate increase and an allowed ROE of 9.8 percent. On Oct. 25, 2012 and Dec. 14, 2012, the PUCT voted to deny the motions for rehearing filed by ETI and other parties on substantive issues.

Wholesale Regulation
System Energy Resources, Inc. ROE and last calculated rate base: see next column	Recent Activity: None. Background: 10.94 percent ROE approved by July 2001 FERC order. Last Calculated Rate Base: $1.7 billion for Dec. 31, 2012 monthly cost of service.
Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (v) Last Filed OATT Rate Base: $2.3 billion (w) filed 5/12 based on 12/31/11 test year
Proposal to Join MISO Recent Activity: On Nov. 15, 2012, the CCNO and MPSC issued orders approving, with conditions, ENOI’s and EMI’s respective requests for MISO membership. The Utility operating companies signed the MISO Transmission Owners Agreement (TOA) in the fourth quarter of 2012.
On Dec. 21, 2012, the PUCT Staff filed a memo in the proceeding established by the PUCT to track compliance with its Oct. 26, 2012 order conditionally approving ETI’s request for MISO membership. In the memo, the PUCT Staff expressed concerns about the effect of ETI’s exit from the System Agreement on PPAs for gas and oil fired generation units owned by ETI and EGSL that were entered into upon the Dec. 31, 2007 Jurisdictional Separation of Entergy Gulf States, Inc. and, further, expressed concerns about the implications of these issues as they relate to the continuing validity of the PUCT’s Oct. 26, 2012 order regarding MISO. On Dec. 28, 2012, ETI filed its position statement and expressed its continuing commitment to work collaboratively with the PUCT, Staff and other parties to address ongoing issues and challenges in implementing the PUCT order. On Jan. 15, 2013, ETI filed an updated analysis of the effect of termination of PPAs indicating that termination would have little or no impact on ETI’s costs. The PUCT Staff has engaged a consultant to conduct an independent assessment of the analysis. The Utility operating companies continue to target joining MISO in December 2013.
Background: On June 28, 2012, the LPSC issued an order approving EGSL’s and ELL’s request for MISO membership, subject to certain contingencies and conditions. On Oct. 26, 2012, the PUCT and APSC issued orders approving ETI’s and EAI’s respective requests for MISO membership, subject to certain conditions. The PUCT order included a requirement that ETI give notice to exit the System Agreement by October 2013 subject to certain conditions, and pursue a consensual means by which ETI may request to FERC that the mandatory 96-month notice period for exiting the System Agreement be shortened.

System Agreement Recent Activity: In the FERC proceeding regarding wholesale opportunity sales of energy by EAI to third parties for the period 2000 through 2009, on Dec. 21, 2012, the LPSC filed testimony concluding that EAI should refund approximately $75 million to the other Utility operating companies for the years 2003, 2004 and 2006, and that EAI “shareholders” should pay EAI customers $34 million. On Feb. 1, 2013, FERC Staff and certain intervenors filed testimony in the proceeding taking positions on the opposing calculations proposed by the LPSC and the Utility operating companies. A hearing on the matter is scheduled in May 2013. No payments will be made or received by the Utility operating companies until a decision is issued by FERC in this phase of the proceeding.
Background: The System Agreement proceedings address the allocation of production costs among the Utility operating companies. In 2005, FERC issued orders that require each Utility operating company’s production costs to be within
+/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility operating companies, based on calendar year 2006 actual production costs. A subsequent FERC order concluded that the prospective bandwidth remedy should begin on June 1, 2005 (the date of its initial order in the proceeding). Since 2007, bandwidth filings have required payments from EAI to various other Utility operating companies totaling over $1.2 billion. FERC issued a final order in the 2007 bandwidth proceeding. All other bandwidth proceedings remain outstanding. EAI and EMI will withdraw from the System Agreement effective December 2013 and November 2015, respectively.
On June 21, 2012, FERC issued an order relating to an LPSC complaint involving Entergy’s accounting for wholesale opportunity sales of energy by EAI to third parties during the period 2000 through 2009. The order found that, although the sales at issue were permitted under the System Agreement and were made and priced in good faith, the after-the-fact accounting methodology used to allocate the energy used to supply the sales was inconsistent with the System Agreement. The Utility operating companies’ request for rehearing remains pending. The June 2012 FERC decision established further hearing procedures to determine the calculations. On Sept. 28, 2012, the Utility operating companies submitted testimony that included a proposed illustrative re-run of intra-system bills for 2003, 2004 and 2006 (the three years with the highest volume of opportunity sales) consistent with the directives in FERC’s order. The proposed illustrative re-run of intra-system bills shows that the potential cost for EAI would be up to $12 million for the years 2003, 2004 and 2006, and the potential benefit would be significantly less than that for each of the other Utility operating companies; effects to other System Agreement pricing schedules may offset these costs and benefits.

(v)	Applies to sales made under Entergy’s FERC OATT.
(w)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

D.	Financial and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Fourth Quarter 2012 vs. 2011 (see Appendix F for definitions of certain measures)

For 12 months ending Dec. 31	2012	2011	Change
GAAP Measures
Return on average invested capital – as-reported	5.5%	8.0%	(2.5)%
Return on average common equity – as-reported	9.3%	15.4%	(6.1)%
Cash flow interest coverage	6.1	7.1	(1.0)
Book value per share	$51.72	$50.81	$0.91
End of period shares outstanding (millions)	177.8	176.4	1.4

Non-GAAP Measures
Return on average invested capital – operational	6.6%	8.0%	(1.4)%
Return on average common equity – operational	12.2%	15.6%	(3.4)%

As of Dec. 31 ($ in millions)	2012	2011	Change
GAAP Measures
Cash and cash equivalents	533	694	(161)
Revolver capacity	3,462	2,001	1,461
Commercial paper outstanding	665	-	665
Total debt	13,473	12,387	1,086
Securitization debt	973	1,071	(98)
Debt to capital ratio	58.7%	57.3%	1.4%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	90	96	(6)
Leases – Entergy’s share	505	508	(3)
Total off-balance sheet liabilities	595	604	(9)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	56.9%	55.0%	1.9%
Total gross liquidity	3,995	2,695	1,300
Net debt to net capital ratio, excluding securitization debt	55.8%	53.5%	2.3%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	57.0%	54.8%	2.2%

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of certain measures)
1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12	12YTD	11YTD
Financial
EPS – as-reported ($)	1.38	1.76	3.53	0.87	(0.86)	2.06	1.89	1.66	4.76	7.55
Less – special items ($)	- -	- -	- -	(0.07)	(1.30)	(0.05)	(0.06)	(0.06)	(1.47)	(0.07)
EPS – operational ($)	1.38	1.76	3.53	0.94	0.44	2.11	1.95	1.72	6.23	7.62
Trailing twelve months
ROIC – as-reported (%)	7.7	7.7	8.2	8.0	6.0	6.2	4.8	5.5
ROIC – operational (%)	7.9	7.9	8.2	8.0	7.2	7.4	6.0	6.6
ROE – as-reported (%)	14.8	14.8	16.1	15.4	10.8	11.3	7.8	9.3
ROE – operational (%)	15.3	15.2	16.1	15.6	13.6	14.2	10.7	12.2
Cash flow interest coverage	7.8	7.6	6.6	7.1	7.5	7.2	6.8	6.1
Debt to capital ratio (%)	57.6	58.1	57.3	57.3	57.9	57.4	57.7	58.7
Debt to capital ratio, excluding securitization debt (%)	55.7	56.3	55.1	55.0	55.7	55.3	55.7	56.9
Net debt to net capital ratio, excluding securitization debt (%)	54.0	55.1	52.8	53.5	54.2	54.7	54.1	55.8
Utility
GWh billed
Residential	9,042	7,993	12,376	7,274	7,760	7,940	11,605	7,360	34,664	36,684
Commercial & Governmental	7,032	7,548	9,344	7,270	6,992	7,753	9,101	7,313	31,159	31,194
Industrial	9,516	10,140	11,024	10,130	9,958	10,408	10,748	10,067	41,181	40,810
Wholesale	947	1,036	1,038	1,090	732	836	833	798	3,200	4,111
O&M expense per MWh (x)	$17.89	$19.09	$14.93	$21.99	$20.08	$19.94	$16.66	$22.19	$19.53	$18.22
Reliability – trailing twelve months
SAIFI	1.7	1.7	1.7	1.6	1.7	1.6	1.7	1.7
SAIDI	188	201	213	208	211	195	191	195
Entergy Wholesale Commodities
Owned Capacity in MW	6,016	6,016	6,016	6,599	6,612	6,612	6,612	6,612	6,612	6,599
GWh billed	10,554	10,567	11,255	11,121	11,281	11,674	12,002	11,221	46,178	43,497
Net revenue ($ millions)	525	474	542	504	452	444	495	463	1,854	2,045
Operational adjusted EBITDA ($ millions)	253	174	241	193	144	127	185	161	618	862
Avg realized revenue per MWh	$56.79	$52.74	$56.02	$52.48	$49.29	$48.27	$51.88	$50.56	$50.02	$54.50
Non-fuel O&M expense per MWh (x)	$23.37	$25.45	$23.71	$24.61	$23.93	$24.07	$23.15	$23.52	$23.66	$24.28
EWC Nuclear Operational Measures
Capacity factor (%)	91	91	98	93	88	85	90	90	89	93
GWh billed	9,913	9,993	10,645	10,367	9,838	10,426	10,480	10,298	41,042	40,918
Avg realized revenue per MWh	$57.46	$52.38	$56.07	$53.00	$50.32	$48.67	$52.27	$49.88	$50.29	$54.73
Production cost per MWh	$24.01	$25.96	$24.92	$25.92	$25.85	$26.61	$26.14	$26.18	$26.19	$25.21

(x)
Excludes effect of special items, including the proposed spin-merge of the transmission business at Utility (2012) and the impairment of the Vermont Yankee plant at EWC (first quarter and year-to-date 2012).

E.	Planned Capital Expenditures

The capital plan for 2013 through 2015 anticipates $6.7 billion for investment, including $3.3 billion of maintenance capital, as shown in Appendix E. The remaining $3.4 billion is for specific investments and other initiatives such as:
•
Utility: the Utility’s portfolio transformation investment of $0.5 billion for ELL’s Ninemile 6 new CCGT project, approximately $0.3 billion for environmental compliance projects (included in Generation); and Transmission other capital of approximately $0.7 billion. Total transmission investment, including maintenance capital, is approximately $1.4 billion including spending to support the Utility’s plan to join the MISO RTO in December 2013.

•
Entergy Wholesale Commodities: other capital commitments reflects significant projects required to continue the operation of the current generation fleet including dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the nuclear fleet, NYPA value sharing (including the last payment to be made in January 2015 for 2014 generation) and potential wedgewire screens at the Indian Point site. No material costs have been included for capital projects as a result of the NRC post-Fukushima requirements which remain under development.

Appendix E: 2013 – 2015 Capital Expenditure Plan
($ in millions) – Prepared February 2013

	2013	2014	2015	Total
Maintenance capital
Utility
Generation	133	127	135	395
Transmission	253	229	202	684
Distribution	504	494	489	1,487
Other	97	107	105	309
Utility Total	987	957	931	2,875
Entergy Wholesale Commodities	108	131	176	415
Maintenance capital subtotal	1,095	1,088	1,107	3,290
Other capital commitments
Utility
Generation	716	415	392	1,523
Transmission	162	240	303	705
Distribution	45	21	16	82
Other	92	88	92	272
Utility Total	1,015	764	803	2,582
Entergy Wholesale Commodities	257	242	281	780
Other capital commitments subtotal	1,272	1,006	1,084	3,362
Total Planned Capital Expenditures	2,367	2,094	2,191	6,652

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release. Financial measures defined in the below table include measures prepared in accordance with GAAP, as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms
Utility Operational Performance Measures
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities Operational Performance Measures
Net revenue	Operating revenue less fuel, fuel related expenses and purchased power
Owned capacity
Installed capacity owned and operated by EWC, including investments in wind generation accounted for under the equity method of accounting; EWC acquired RISEC, a 583 MW natural gas-fired combined-cycle generating plant, on Dec. 20, 2011

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed, excluding revenue from the amortization of the Palisades below-market PPA and / or investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense per MWh	Operation, maintenance and refueling expenses per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by EWC resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses and uninterrupted normal operations at all plants; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie

Percent of planned generation under contract
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval or approval of transmission rights

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract; a portion of which may be capped through the use of risk management products

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contacts are on owned non-utility resources located within Entergy’s service territory, which do not operate under market-based rate authority

Planned net MW in operation
Amount of capacity to be available to generate power and/or sell capacity; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie

Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Entergy Wholesale Commodities Operational Performance Measures (continued)
Average revenue per MWh on contracted volumes
Revenue on a per unit basis at which generation output reflected in contracts is expected to be sold to third parties (including offsetting positions) at the minimum contract prices and at forward market prices at a point in time, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades; revenue will fluctuate due to factors including market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert firm LD to unit-contingent and other risk management cost; also, excludes payments owed under the value sharing agreements, if any

Average revenue under contract per kW per month (applies to capacity contracts only)	Revenue on a per unit basis at which capacity is expected to be sold to third parties, given existing contract prices and / or auction awards
Expected sold and market revenue per MWh
Total energy and capacity revenue on a per unit basis at which total planned generation output, capacity or a combination is expected to be sold given contract terms and market prices at a point in time, including estimates for market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management cost

Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at EWC
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at ETI; the 2009 ice storm at EAI and investment recovery of costs associated with the cancelled Little Gypsy repowering project at ELL

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and investment income excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Abbreviations or Acronyms
APSC	Arkansas Public Service Commission
B&E	LPSC Business and Executive Session
CCNO	Council of the City of New Orleans
DOE	U.S. Department of Energy
EAI	Entergy Arkansas, Inc.
EGSL	Entergy Gulf States Louisiana, L.L.C.
ELL	Entergy Louisiana, LLC
EMI	Entergy Mississippi, Inc.
ENOI	Entergy New Orleans, Inc.
ETI	Entergy Texas, Inc.
EWC	Entergy Wholesale Commodities
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FRP	Formula rate plan
GAAP	Generally accepted accounting principles
ICT	Independent Coordinator of Transmission
IRS	Internal Revenue Service
HSR	Hart-Scott-Rodino Antitrust Improvements Act
LPSC	Louisiana Public Service Commission
MISO	Midwest Independent Transmission System Operator
MPSC	Mississippi Public Service Commission
NRC	Nuclear Regulatory Commission
OATT	FERC-jurisdictional Open Access Transmission Tariff
PPA	Power purchase agreement
PUCT	Public Utility Commission of Texas
SERI	System Energy Resources, Inc.
RISEC	Rhode Island State Energy Center
ROE	Return on equity
RTO	Regional transmission organization
SEC	U.S. Securities and Exchange Commission
SPP	Southwest Power Pool

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1, Appendix G-2 and Appendix G-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital Metrics
($ in millions)
	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12
As-reported net income-rolling 12 months (A)	1,285	1,285	1,421	1,346	946	996	705	847
Preferred dividends	20	20	20	21	21	21	22	22
Tax effected interest expense	327	320	320	316	322	329	342	350
As-reported net income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,632	1,625	1,761	1,683	1,289	1,346	1,069	1,219

Special items in prior quarters	(42)	(32)	(7)	-	(13)	(244)	(253)	(251)

Special items in current quarter
Asset impairment	-	-	-	-	(224)	-	-	-
Transmission spin-merge	-	-	-	(13)	(7)	(9)	(11)	(11)
Total special items (C)	(42)	(32)	(7)	(13)	(244)	(253)	(264)	(262)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,674	1,657	1,768	1,696	1,533	1,599	1,333	1,481

Operational earnings, rolling 12 months (A-C)	1,327	1,317	1,428	1,359	1,190	1,249	969	1,109

Average invested capital (D)	21,093	21,101	21,509	21,126	21,339	21,556	22,065	22,290

Average common equity (E)	8,698	8,684	8,849	8,729	8,725	8,814	9,078	9,079

ROIC – as-reported % (B/D)	7.7	7.7	8.2	8.0	6.0	6.2	4.8	5.5

ROIC – operational % ((B-C)/D)	7.9	7.9	8.2	8.0	7.2	7.4	6.0	6.6

ROE – as-reported % (A/E)	14.8	14.8	16.1	15.4	10.8	11.3	7.8	9.3

ROE – operational % ((A-C)/E)	15.3	15.2	16.1	15.6	13.6	14.2	10.7	12.2

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12
Gross debt (A)	12,018	12,360	12,452	12,387	12,619	12,533	12,931	13,473
Less securitization debt (B)	910	896	1,086	1,071	1,049	1,020	1,003	973
Gross debt, excluding securitization debt (C)	11,108	11,464	11,366	11,316	11,570	11,513	11,928	12,500
Less cash and cash equivalents (D)	726	530	987	694	685	283	750	533
Net debt, excluding securitization debt (E)	10,382	10,934	10,379	10,622	10,885	11,230	11,178	11,967

Total capitalization (F)	20,864	21,268	21,728	21,629	21,813	21,844	22,402	22,951
Less securitization debt (B)	910	896	1,086	1,071	1,049	1,020	1,003	973
Total capitalization, excluding securitization debt (G)	19,954	20,372	20,642	20,558	20,764	20,824	21,399	21,978
Less cash and cash equivalents (D)	726	530	987	694	685	283	750	533
Net capital, excluding securitization debt (H)	19,228	19,842	19,655	19,864	20,079	20,541	20,649	21,445

Debt to capital ratio % (A/F)	57.6	58.1	57.3	57.3	57.9	57.4	57.7	58.7

Debt to capital ratio, excluding securitization debt % (C/G)	55.7	56.3	55.1	55.0	55.7	55.3	55.7	56.9

Net debt to net capital ratio, excluding securitization debt % (E/H)	54.0	55.1	52.8	53.5	54.2	54.7	54.1	55.8

Off-balance sheet liabilities (I)	650	647	645	604	601	600	599	595

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	55.5	56.5	54.3	54.8	55.5	56.0	55.4	57.0

Revolver capacity (J)	2,258	1,993	2,116	2,001	2,825	2,762	2,917	3,462

Gross liquidity (D+J)	2,984	2,523	3,103	2,695	3,510	3,045	3,667	3,995

Appendix G-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	4Q12
Net income	114	99	122	156	(176)	71	87	59
Add back: interest expense	9	9	10	6	6	5	3	3
Add back: income tax expense	81	18	59	18	(92)	47	57	50
Add back: depreciation and amortization	43	44	45	46	51	48	29	47
Subtract: interest and investment income	22	24	24	29	31	27	20	28
Add back: decommissioning expense	28	28	29	(4)	30	(17)	29	30
Adjusted EBITDA	253	174	241	193	(212)	127	185	161
Add back: special item for asset impairment	-	-	-	-	356	-	-	–
Operational adjusted EBITDA	253	174	241	193	144	127	185	161

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

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In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2011; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and Sept. 30, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$104,378	$8,224	$390	$112,992
Temporary cash investments	275,755	132,697	11,125	419,577
Total cash and cash equivalents	380,133	140,921	11,515	532,569
Securitization recovery trust account	46,040	-	-	46,040
Notes receivable	-	446,356	(446,356)	-
Accounts receivable:
Customer	374,403	194,468	-	568,871
Allowance for doubtful accounts	(31,956)	-	-	(31,956)
Associated companies	28,729	5,365	(34,094)	-
Other	149,681	10,984	743	161,408
Accrued unbilled revenues	303,264	128	-	303,392
Total accounts receivable	824,121	210,945	(33,351)	1,001,715
Deferred fuel costs	150,363	-	-	150,363
Accumulated deferred income taxes	346,097	1,272	(40,921)	306,448
Fuel inventory - at average cost	205,468	8,363	-	213,831
Materials and supplies - at average cost	588,657	339,873	-	928,530
Deferred nuclear refueling outage costs	123,975	119,399	-	243,374
System agreement cost equalization	-	-	-	-
Prepaid taxes	-	-	-	-
Prepayments and other	70,777	413,333	(241,188)	242,922
TOTAL	2,735,631	1,680,462	(750,301)	3,665,792

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	46,626	(1,097,159)	46,738
Decommissioning trust funds	1,855,959	2,334,149	-	4,190,108
Non-utility property - at cost (less accumulated depreciation)	174,219	70,546	11,274	256,039
Other	422,139	14,095	-	436,234
TOTAL	3,549,588	2,465,416	(1,085,885)	4,929,119

PROPERTY, PLANT, AND EQUIPMENT

Electric	37,264,453	4,605,957	3,418	41,873,828
Property under capital lease	935,199	-	-	935,199
Natural gas	353,492	-	-	353,492
Construction work in progress	973,071	391,749	879	1,365,699
Nuclear fuel	907,293	691,137	-	1,598,430
TOTAL PROPERTY, PLANT AND EQUIPMENT	40,433,508	5,688,843	4,297	46,126,648
Less - accumulated depreciation and amortization	17,840,387	987,330	386	18,828,103
PROPERTY, PLANT AND EQUIPMENT - NET	22,593,121	4,701,513	3,911	27,298,545

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	742,030	-	-	742,030
Other regulatory assets	5,025,912	-	-	5,025,912
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	10,461	20,749	6,538	37,748
Other	215,422	752,132	(30,906)	936,648
TOTAL	6,540,126	775,954	(24,368)	7,291,712
		-
TOTAL ASSETS	$35,418,466	$9,623,345	$(1,856,643)	$43,185,168

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$701,090	$17,426	$-	$718,516
Notes payable:
Associated companies	28,000	1,437	(29,437)	-
Other	131,399	-	664,603	796,002
Account payable:
Associated companies	15,798	11,010	(26,808)	-
Other	957,193	259,462	525	1,217,180
Customer deposits	359,078	-	-	359,078
Taxes accrued	664,312	-	(331,172)	333,140
Accumulated deferred income taxes	7,955	40,431	(35,277)	13,109
Interest accrued	160,151	321	24,192	184,664
Deferred fuel costs	96,439	-	-	96,439
Obligations under capital leases	3,880	-	-	3,880
Pension and other postretirement liabilities	89,400	6,500	-	95,900
System agreement cost equalization	8,968	-	-	8,968
Other	106,052	154,019	1,915	261,986
TOTAL	3,329,715	490,606	268,541	4,088,862

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,842,124	819,998	649,759	8,311,881
Accumulated deferred investment tax credits	273,696	-	-	273,696
Obligations under capital leases	34,541	-	-	34,541
Other regulatory liabilities	898,614	-	-	898,614
Decommissioning and retirement cost liabilities	1,970,362	1,543,272	-	3,513,634
Accumulated provisions	357,801	978	3,447	362,226
Pension and other postretirement liabilities	2,891,787	834,099	-	3,725,886
Long-term debt	9,533,760	92,304	2,294,254	11,920,318
Other	709,182	611,814	(743,086)	577,910
TOTAL	23,511,867	3,902,465	2,204,374	29,618,706

Subsidiaries' preferred stock without sinking fund	186,511	-	-	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	301,097	(2,459,817)	2,548
Paid-in capital	2,417,644	1,861,355	1,078,853	5,357,852
Retained earnings	4,052,441	3,145,925	2,506,225	9,704,591
Accumulated other comprehensive income (loss)	(214,980)	(78,103)	-	(293,083)
Less - treasury stock, at cost (76,945,239 shares in 2012)	120,000	-	5,454,819	5,574,819
Total common shareholders' equity	8,296,373	5,230,274	(4,329,558)	9,197,089
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,390,373	5,230,274	(4,329,558)	9,291,089

TOTAL LIABILITIES AND EQUITY	$35,418,466	$9,623,345	$(1,856,643)	$43,185,168

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$77,711	$3,754	$3	$81,468
Temporary cash investments	281,921	318,751	12,298	612,970
Total cash and cash equivalents	359,632	322,505	12,301	694,438
Securitization recovery trust account	50,304	-	-	50,304
Notes receivable	-	441,278	(441,278)	-
Accounts receivable:
Customer	403,321	165,237	-	568,558
Allowance for doubtful accounts	(30,827)	(332)	-	(31,159)
Associated companies	42,847	5,133	(47,980)	-
Other	151,956	13,376	854	166,186
Accrued unbilled revenues	297,265	1,018	-	298,283
Total accounts receivable	864,562	184,432	(47,126)	1,001,868
Deferred fuel costs	209,776	-	-	209,776
Accumulated deferred income taxes	141,804	4,655	(136,603)	9,856
Fuel inventory - at average cost	196,246	5,886	-	202,132
Materials and supplies - at average cost	559,230	335,526	-	894,756
Deferred nuclear refueling outage costs	103,788	127,243	-	231,031
System agreement cost equalization	36,800	-	-	36,800
Prepaid taxes	-	79,165	(79,165)	-
Prepayments and other	67,285	222,049	2,408	291,742
TOTAL	2,589,427	1,722,739	(689,463)	3,622,703

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	44,764	(1,147,159)	44,876
Decommissioning trust funds	1,639,951	2,148,080	-	3,788,031
Non-utility property - at cost (less accumulated depreciation)	174,029	71,888	14,519	260,436
Other	374,379	12,044	30,000	416,423
TOTAL	3,335,630	2,276,776	(1,102,640)	4,509,766

PROPERTY, PLANT, AND EQUIPMENT

Electric	34,487,985	4,894,128	3,411	39,385,524
Property under capital lease	809,449	-	-	809,449
Natural gas	343,111	439	-	343,550
Construction work in progress	1,420,163	358,902	658	1,779,723
Nuclear fuel	801,972	744,195	-	1,546,167
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,862,680	5,997,664	4,069	43,864,413
Less - accumulated depreciation and amortization	17,238,272	1,016,507	349	18,255,128
PROPERTY, PLANT AND EQUIPMENT - NET	20,624,408	4,981,157	3,720	25,609,285

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	799,006	-	-	799,006
Other regulatory assets	4,636,871	-	-	4,636,871
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,313	9,232	5,458	19,003
Other	198,593	803,552	(46,454)	955,691
TOTAL	6,185,084	815,857	(40,996)	6,959,945
		-
TOTAL ASSETS	$32,734,549	$9,796,529	$(1,829,379)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$245,472	$27,261	$1,920,000	$2,192,733
Notes payable:
Associated companies	-	67,989	(67,989)	-
Other	108,331	-	-	108,331
Account payable:
Associated companies	14,839	34,467	(49,306)	-
Other	787,516	280,663	917	1,069,096
Customer deposits	351,741	-	-	351,741
Taxes accrued	569,641	17,906	(309,312)	278,235
Accumulated deferred income taxes	54,592	42,613	2,724	99,929
Interest accrued	169,710	490	13,312	183,512
Deferred fuel costs	255,839	-	-	255,839
Obligations under capital leases	3,631	-	-	3,631
Pension and other postretirement liabilities	37,858	6,173	-	44,031
System agreement cost equalization	80,090	-	-	80,090
Other	114,083	158,277	11,171	283,531
TOTAL	2,793,343	635,839	1,521,517	4,950,699

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,680,438	766,149	649,865	8,096,452
Accumulated deferred investment tax credits	284,747	-	-	284,747
Obligations under capital leases	38,421	-	-	38,421
Other regulatory liabilities	737,403	-	(9,210)	728,193
Decommissioning and retirement cost liabilities	1,803,665	1,492,905	-	3,296,570
Accumulated provisions	379,331	1,849	4,332	385,512
Pension and other postretirement liabilities	2,463,493	670,164	-	3,133,657
Long-term debt	8,936,342	108,451	998,920	10,043,713
Other	651,918	639,552	(789,516)	501,954
TOTAL	21,975,758	3,679,070	854,391	26,509,219

Subsidiaries' preferred stock without sinking fund	186,511	55,399	(55,399)	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	327,939	(2,486,659)	2,548
Paid-in capital	2,416,634	1,815,887	1,128,161	5,360,682
Retained earnings	3,417,829	3,260,053	2,769,078	9,446,960
Accumulated other comprehensive income (loss)	(190,794)	22,342	-	(168,452)
Less - treasury stock, at cost (78,396,988 shares in 2011)	120,000	-	5,560,468	5,680,468
Total common shareholders' equity	7,684,937	5,426,221	(4,149,888)	8,961,270
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,778,937	5,426,221	(4,149,888)	9,055,270

TOTAL LIABILITIES AND EQUITY	$32,734,549	$9,796,529	$(1,829,379)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$26,667	$4,470	$387	$31,524
Temporary cash investments	(6,166)	(186,054)	(1,173)	(193,393)
Total cash and cash equivalents	20,501	(181,584)	(786)	(161,869)
Securitization recovery trust account	(4,264)	-	-	(4,264)
Notes receivable	-	5,078	(5,078)	-
Accounts receivable:
Customer	(28,918)	29,231	-	313
Allowance for doubtful accounts	(1,129)	332	-	(797)
Associated companies	(14,118)	232	13,886	-
Other	(2,275)	(2,392)	(111)	(4,778)
Accrued unbilled revenues	5,999	(890)	-	5,109
Total accounts receivable	(40,441)	26,513	13,775	(153)
Deferred fuel costs	(59,413)	-	-	(59,413)
Accumulated deferred income taxes	204,293	(3,383)	95,682	296,592
Fuel inventory - at average cost	9,222	2,477	-	11,699
Materials and supplies - at average cost	29,427	4,347	-	33,774
Deferred nuclear refueling outage costs	20,187	(7,844)	-	12,343
System agreement cost equalization	(36,800)	-	-	(36,800)
Prepaid taxes	-	(79,165)	79,165	-
Prepayments and other	3,492	191,284	(243,596)	(48,820)
TOTAL	146,204	(42,277)	(60,838)	43,089

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(50,000)	1,862	50,000	1,862
Decommissioning trust funds	216,008	186,069	-	402,077
Non-utility property - at cost (less accumulated depreciation)	190	(1,342)	(3,245)	(4,397)
Other	47,760	2,051	(30,000)	19,811
TOTAL	213,958	188,640	16,755	419,353

PROPERTY, PLANT, AND EQUIPMENT

Electric	2,776,468	(288,171)	7	2,488,304
Property under capital lease	125,750	-	-	125,750
Natural gas	10,381	(439)	-	9,942
Construction work in progress	(447,092)	32,847	221	(414,024)
Nuclear fuel	105,321	(53,058)	-	52,263
TOTAL PROPERTY, PLANT AND EQUIPMENT	2,570,828	(308,821)	228	2,262,235
Less - accumulated depreciation and amortization	602,115	(29,177)	37	572,975
PROPERTY, PLANT AND EQUIPMENT - NET	1,968,713	(279,644)	191	1,689,260

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(56,976)	-	-	(56,976)
Other regulatory assets	389,041	-	-	389,041
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	6,148	11,517	1,080	18,745
Other	16,829	(51,420)	15,548	(19,043)
TOTAL	355,042	(39,903)	16,628	331,767

TOTAL ASSETS	$2,683,917	$(173,184)	$(27,264)	$2,483,469

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$455,618	$(9,835)	$(1,920,000)	$(1,474,217)
Notes payable:
Associated companies	28,000	(66,552)	38,552	-
Other	23,068	-	664,603	687,671
Account payable:
Associated companies	959	(23,457)	22,498	-
Other	169,677	(21,201)	(392)	148,084
Customer deposits	7,337	-	-	7,337
Taxes accrued	94,671	(17,906)	(21,860)	54,905
Accumulated deferred income taxes	(46,637)	(2,182)	(38,001)	(86,820)
Interest accrued	(9,559)	(169)	10,880	1,152
Deferred fuel costs	(159,400)	-	-	(159,400)
Obligations under capital leases	249	-	-	249
Pension and other postretirement liabilities	51,542	327	-	51,869
System agreement cost equalization	(71,122)	-	-	(71,122)
Other	(8,031)	(4,258)	(9,256)	(21,545)
TOTAL	536,372	(145,233)	(1,252,976)	(861,837)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	161,686	53,849	(106)	215,429
Accumulated deferred investment tax credits	(11,051)	-	-	(11,051)
Obligations under capital leases	(3,880)	-	-	(3,880)
Other regulatory liabilities	161,211	-	9,210	170,421
Decommissioning and retirement cost liabilities	166,697	50,367	-	217,064
Accumulated provisions	(21,530)	(871)	(885)	(23,286)
Pension and other postretirement liabilities	428,294	163,935	-	592,229
Long-term debt	597,418	(16,147)	1,295,334	1,876,605
Other	57,264	(27,738)	46,430	75,956
TOTAL	1,536,109	223,395	1,349,983	3,109,487

Subsidiaries' preferred stock without sinking fund	-	(55,399)	55,399	-

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012 and in 2011	-	(26,842)	26,842	-
Paid-in capital	1,010	45,468	(49,308)	(2,830)
Retained earnings	634,612	(114,128)	(262,853)	257,631
Accumulated other comprehensive income (loss)	(24,186)	(100,445)	-	(124,631)
Less - treasury stock, at cost	-	-	(105,649)	(105,649)
Total common shareholders' equity	611,436	(195,947)	(179,670)	235,819
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	611,436	(195,947)	(179,670)	235,819

TOTAL LIABILITIES AND EQUITY	$2,683,917	$(173,184)	$(27,264)	$2,483,469

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,831,597	$-	$(700)	$1,830,897
Natural gas	37,392	-	-	37,392
Competitive businesses	-	571,535	(3,564)	567,971
Total	1,868,989	571,535	(4,264)	2,436,260

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	371,573	93,181	(183)	464,571
Purchased power	281,427	15,349	(7,792)	288,984
Nuclear refueling outage expenses	29,324	31,987	-	61,311
Other operation and maintenance	548,513	231,893	5,228	785,634
Decommissioning	28,089	30,031	-	58,120
Taxes other than income taxes	98,506	34,127	336	132,969
Depreciation and amortization	259,440	47,318	1,116	307,874
Other regulatory charges (credits) - net	12,595	-	-	12,595
Total	1,629,467	483,886	(1,295)	2,112,058

OPERATING INCOME	239,522	87,649	(2,969)	324,202

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	21,773	-	-	21,773
Interest and investment income	37,229	27,586	(31,805)	33,010
Miscellaneous - net	(6,619)	(3,510)	(1,292)	(11,421)
Total	52,383	24,076	(33,097)	43,362

INTEREST EXPENSE
Interest expense	130,836	2,976	20,622	154,434
Allowance for borrowed funds used during construction	(9,435)	-	-	(9,435)
Total	121,401	2,976	20,622	144,999

INCOME BEFORE INCOME TAXES	170,504	108,749	(56,688)	222,565

Income taxes	(113,574)	49,902	(15,613)	(79,285)

CONSOLIDATED NET INCOME	284,078	58,847	(41,075)	301,850

Preferred dividend requirements of subsidiaries	4,332	-	1,250	5,582

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$279,746	$58,847	$(42,325)	$296,268

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.58	$0.33	$(0.24)	$1.67
DILUTED	$1.57	$0.33	$(0.24)	$1.66

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,742,807
DILUTED				178,042,364

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,862,737	$-	$(757)	$1,861,980
Natural gas	39,366	-	-	39,366
Competitive businesses	-	594,334	(6,648)	587,686
Total	1,902,103	594,334	(7,405)	2,489,032

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	489,166	82,845	(304)	571,707
Purchased power	278,926	7,116	(10,255)	275,787
Nuclear refueling outage expenses	26,568	37,533	-	64,101
Other operation and maintenance	539,871	236,145	14,677	790,692
Decommissioning	27,776	(4,411)	-	23,366
Taxes other than income taxes	101,388	27,749	397	129,533
Depreciation and amortization	241,774	46,535	1,222	289,531
Other regulatory charges (credits) - net	1,620	-	-	1,620
Total	1,707,089	433,512	5,737	2,146,337

OPERATING INCOME	195,014	160,822	(13,142)	342,695

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	24,747	-	-	24,747
Interest and investment income	37,318	28,967	(33,197)	33,088
Miscellaneous - net	(8,122)	(9,522)	(1,129)	(18,773)
Total	53,943	19,445	(34,326)	39,062

INTEREST EXPENSE
Interest expense	128,698	5,788	7,550	142,036
Allowance for borrowed funds used during construction	(10,496)	-	-	(10,496)
Total	118,202	5,788	7,550	131,540

INCOME BEFORE INCOME TAXES	130,755	174,479	(55,018)	250,217

Income taxes	(43,257)	18,239	115,208	90,190

CONSOLIDATED NET INCOME	174,012	156,240	(170,226)	160,027

Preferred dividend requirements of subsidiaries	4,332	1,196	358	5,887

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$169,680	$155,044	$(170,584)	$154,140

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.96	$0.88	$(0.97)	$0.87
DILUTED	$0.96	$0.88	$(0.97)	$0.87

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,161,769
DILUTED				177,082,570

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(31,140)	$-	$57	$(31,083)
Natural gas	(1,974)	-	-	(1,974)
Competitive businesses	-	(22,799)	3,084	(19,715)
Total	(33,114)	(22,799)	3,141	(52,772)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(117,593)	10,336	121	(107,136)
Purchased power	2,501	8,233	2,463	13,197
Nuclear refueling outage expenses	2,756	(5,546)	-	(2,790)
Other operation and maintenance	8,642	(4,252)	(9,449)	(5,058)
Decommissioning	313	34,442	-	34,754
Taxes other than income taxes	(2,882)	6,378	(61)	3,436
Depreciation and amortization	17,666	783	(106)	18,343
Other regulatory charges (credits )- net	10,975	-	-	10,975
Total	(77,622)	50,374	(7,032)	(34,279)

OPERATING INCOME	44,508	(73,173)	10,173	(18,493)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(2,974)	-	-	(2,974)
Interest and investment income	(89)	(1,381)	1,392	(78)
Miscellaneous - net	1,503	6,012	(163)	7,352
Total	(1,560)	4,631	1,229	4,300

INTEREST EXPENSE
Interest expense	2,138	(2,812)	13,072	12,398
Allowance for borrowed funds used during construction	1,061	-	-	1,061
Total	3,199	(2,812)	13,072	13,459

INCOME BEFORE INCOME TAXES	39,749	(65,730)	(1,670)	(27,652)

Income taxes	(70,317)	31,663	(130,821)	(169,475)

CONSOLIDATED NET INCOME	110,066	(97,393)	129,151	141,823

Preferred dividend requirements of subsidiaries	-	(1,196)	892	(305)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$110,066	$(96,197)	$128,259	$142,128

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.62	$(0.55)	$0.73	$0.80
DILUTED	$0.61	$(0.55)	$0.73	$0.79

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$7,874,255	$-	$(3,606)	$7,870,649
Natural gas	130,836	-	-	130,836
Competitive businesses	-	2,326,309	(25,715)	2,300,594
Total	8,005,091	2,326,309	(29,321)	10,302,079

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,676,019	362,406	(1,590)	2,036,835
Purchased power	1,185,404	110,328	(39,932)	1,255,800
Nuclear refueling outage expenses	110,837	134,763	-	245,600
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	2,079,520	957,839	8,033	3,045,392
Decommissioning	112,664	72,096	-	184,760
Taxes other than income taxes	432,422	123,640	1,236	557,298
Depreciation and amortization	964,181	176,047	4,357	1,144,585
Other regulatory charges (credits) - net	175,104	-	-	175,104
Total	6,736,151	2,292,643	(27,896)	9,000,898

OPERATING INCOME	1,268,940	33,666	(1,425)	1,301,181

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	92,759	-	-	92,759
Interest and investment income	150,292	105,062	(127,578)	127,776
Miscellaneous - net	(25,844)	(19,071)	(8,299)	(53,214)
Total	217,207	85,991	(135,877)	167,321

INTEREST EXPENSE
Interest expense	513,797	17,900	74,899	606,596
Allowance for borrowed funds used during construction	(37,312)	-	-	(37,312)
Total	476,485	17,900	74,899	569,284

INCOME BEFORE INCOME TAXES	1,009,662	101,757	(212,201)	899,218

Income taxes	49,340	61,330	(79,815)	30,855

CONSOLIDATED NET INCOME	960,322	40,427	(132,386)	868,363

Preferred dividend requirements of subsidiaries	17,329	-	4,361	21,690

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$942,993	$40,427	$(136,747)	$846,673

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.31	$0.23	$(0.77)	$4.77
DILUTED	$5.30	$0.23	$(0.77)	$4.76

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,324,813
DILUTED				177,737,565

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,676,009	$-	$(2,492)	$8,673,517
Natural gas	165,819	-	-	165,819
Competitive businesses	-	2,413,773	(24,036)	2,389,737
Total	8,841,828	2,413,773	(26,528)	11,229,073

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,183,559	309,917	(762)	2,492,714
Purchased power	1,548,276	58,971	(42,280)	1,564,967
Nuclear refueling outage expenses	105,000	150,617	-	255,618
Asset impairment	-	-	-	-
Other operation and maintenance	1,950,567	905,586	11,606	2,867,758
Decommissioning	109,144	81,450	-	190,595
Taxes other than income taxes	431,619	102,965	1,442	536,026
Depreciation and amortization	918,453	179,193	4,556	1,102,202
Other regulatory charges (credits) - net	205,959	-	-	205,959
Total	7,452,577	1,788,699	(25,438)	9,215,839

OPERATING INCOME	1,389,251	625,074	(1,090)	2,013,234

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	84,305	-	-	84,305
Interest and investment income	158,737	99,762	(129,505)	128,994
Miscellaneous - net	(25,377)	(23,637)	(10,257)	(59,271)
Total	217,665	76,125	(139,762)	154,028

INTEREST EXPENSE
Interest expense	493,632	33,067	24,822	551,521
Allowance for borrowed funds used during construction	(37,893)	-	-	(37,894)
Total	455,739	33,067	24,822	513,627

INCOME BEFORE INCOME TAXES	1,151,177	668,132	(165,674)	1,653,635

Income taxes	27,311	176,286	82,666	286,263

CONSOLIDATED NET INCOME	1,123,866	491,846	(248,340)	1,367,372

Preferred dividend requirements of subsidiaries	17,329	3,245	359	20,933

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,106,537	$488,601	$(248,699)	$1,346,439

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$6.24	$2.75	$(1.40)	$7.59
DILUTED	$6.20	$2.74	$(1.39)	$7.55

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,430,208
DILUTED				178,370,695

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(801,754)	$-	$(1,114)	$(802,868)
Natural gas	(34,983)	-	-	(34,983)
Competitive businesses	-	(87,464)	(1,679)	(89,143)
Total	(836,737)	(87,464)	(2,793)	(926,994)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(507,540)	52,489	(828)	(455,879)
Purchased power	(362,872)	51,357	2,348	(309,167)
Nuclear refueling outage expenses	5,837	(15,854)	-	(10,018)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	128,953	52,253	(3,573)	177,634
Decommissioning	3,520	(9,354)	-	(5,835)
Taxes other than income taxes	803	20,675	(206)	21,272
Depreciation and amortization	45,728	(3,146)	(199)	42,383
Other regulatory charges (credits )- net	(30,855)	-	-	(30,855)
Total	(716,426)	503,944	(2,458)	(214,941)

OPERATING INCOME	(120,311)	(591,408)	(335)	(712,053)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	8,454	-	-	8,454
Interest and investment income	(8,445)	5,300	1,927	(1,218)
Miscellaneous - net	(467)	4,566	1,958	6,057
Total	(458)	9,866	3,885	13,293

INTEREST EXPENSE
Interest expense	20,165	(15,167)	50,077	55,075
Allowance for borrowed funds used during construction	581	-	-	582
Total	20,746	(15,167)	50,077	55,657

INCOME BEFORE INCOME TAXES	(141,515)	(566,375)	(46,527)	(754,417)

Income taxes	22,029	(114,956)	(162,481)	(255,408)

CONSOLIDATED NET INCOME	(163,544)	(451,419)	115,954	(499,009)

Preferred dividend requirements of subsidiaries	-	(3,245)	4,002	757

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(163,544)	$(448,174)	$111,952	$(499,766)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.93)	$(2.52)	$0.63	$(2.82)
DILUTED	$(0.90)	$(2.51)	$0.62	$(2.79)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended December 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$301,850	$160,027	$141,823
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	477,982	429,725	48,257
Deferred income taxes, investment tax credits, and non-current taxes accrued	(137,128)	(274,050)	136,922
Changes in working capital:
Receivables	147,813	241,615	(93,802)
Fuel inventory	(2,541)	(7,284)	4,743
Accounts payable	(150,375)	106,909	(257,284)
Prepaid taxes and taxes accrued	10,280	334,800	(324,520)
Interest accrued	25,904	19,135	6,769
Deferred fuel	(59,795)	63,795	(123,590)
Other working capital accounts	(3,735)	73,194	(76,929)
Changes in provisions for estimated losses	(7,329)	(6,478)	(851)
Changes in other regulatory assets	(447,678)	(923,991)	476,313
Changes in pensions and other postretirement liabilities	719,203	1,238,151	(518,948)
Other	(153,954)	(456,487)	302,533
Net cash flow provided by operating activities	720,497	999,061	(278,564)

INVESTING ACTIVITIES
Construction/capital expenditures	(805,960)	(579,359)	(226,601)
Allowance for equity funds used during construction	22,634	25,156	(2,522)
Nuclear fuel purchases	(145,048)	(166,075)	21,027
Payments for purchases of plants	(455,711)	(346,547)	(109,164)
Changes in transition charge account	6,301	(6,817)	13,118
Payments to storm reserve escrow account	(1,948)	(1,382)	(566)
Receipts from storm reserve escrow account	10,000	-	10,000
Decrease (increase) in other investments	85,170	49,070	36,100
Proceeds from nuclear decommissioning trust fund sales	657,358	307,257	350,101
Investment in nuclear decommissioning trust funds	(689,366)	(332,653)	(356,713)
Net cash flow used in investing activities	(1,316,570)	(1,051,350)	(265,220)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,188,867	1,455,247	(266,380)
Treasury stock	6,284	13,296	(7,012)
Retirement of long-term debt	(1,101,217)	(1,489,971)	388,754
Redemption of subsidiary common and preferred stock	-	(30,308)	30,308
Changes in credit borrowings - net	439,830	(36,537)	476,367
Dividends paid:
Common stock	(147,917)	(146,315)	(1,602)
Preferred stock	(6,832)	(5,887)	(945)
Net cash flow provided by (used in) financing activities	379,015	(240,475)	619,490

Effect of exchange rates on cash and cash equivalents	(92)	62	(154)

Net increase (decrease) in cash and cash equivalents	(217,150)	(292,702)	75,552

Cash and cash equivalents at beginning of period	749,719	987,140	(237,421)

Cash and cash equivalents at end of period	$532,569	$694,438	$(161,869)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$123,983	$118,746	$5,237
Income taxes	$6,742	$(2,031)	$8,773

Entergy Corporation

Consolidated Cash Flow Statement
Year to Date December 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$868,363	$1,367,372	$(499,009)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,771,649	1,745,455	26,194
Deferred income taxes, investment tax credits, and non-current taxes accrued	(25,900)	(280,029)	254,129
Asset impairment	355,524	-	355,524
Changes in working capital:
Receivables	(14,202)	28,091	(42,293)
Fuel inventory	(11,604)	5,393	(16,997)
Accounts payable	(6,779)	(131,970)	125,191
Prepaid taxes and taxes accrued	54,905	580,042	(525,137)
Interest accrued	1,152	(34,172)	35,324
Deferred fuel	(99,987)	(55,686)	(44,301)
Other working capital accounts	(135,109)	41,875	(176,984)
Changes in provisions for estimated losses	(24,808)	(11,086)	(13,722)
Changes in other regulatory assets	(398,428)	(673,244)	274,816
Changes in pensions and other postretirement liabilities	644,099	962,461	(318,362)
Other	(38,590)	(415,685)	377,095
Net cash flow provided by operating activities	2,940,285	3,128,817	(188,532)

INVESTING ACTIVITIES
Construction/capital expenditures	(2,674,650)	(2,040,027)	(634,623)
Allowance for equity funds used during construction	96,131	86,252	9,879
Nuclear fuel purchases	(557,960)	(641,493)	83,533
Proceeds from sale of assets and businesses	-	6,531	(6,531)
Payments for purchases of plants	(456,356)	(646,137)	189,781
Changes in transition charge account	4,265	(7,260)	11,525
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(8,957)	(6,425)	(2,532)
Receipts from storm reserve escrow account	27,884	-	27,884
Decrease (increase) in other investments	15,175	(11,623)	26,798
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	109,105	-	109,105
Proceeds from nuclear decommissioning trust fund sales	2,074,055	1,360,346	713,709
Investment in nuclear decommissioning trust funds	(2,196,489)	(1,475,017)	(721,472)
Net cash flow used in investing activities	(3,639,797)	(3,446,853)	(192,944)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,478,361	2,990,881	487,480
Preferred stock	51,000	-	51,000
Treasury stock	62,886	46,185	16,701
Retirement of long-term debt	(3,130,233)	(2,437,372)	(692,861)
Repurchase of common stock	-	(234,632)	234,632
Redemption of subsidiary common and preferred stock	-	(30,308)	30,308
Changes in credit borrowings - net	687,675	(6,501)	694,176
Dividends paid:
Common stock	(589,209)	(589,605)	396
Preferred stock	(22,329)	(20,933)	(1,396)
Net cash flow provided by (used in) financing activities	538,151	(282,285)	820,436

Effect of exchange rates on cash and cash equivalents	(508)	287	(795)

Net increase (decrease) in cash and cash equivalents	(161,869)	(600,034)	438,165

Cash and cash equivalents at beginning of period	694,438	1,294,472	(600,034)

Cash and cash equivalents at end of period	$532,569	$694,438	$(161,869)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$546,125	$532,271	$13,854
Income taxes	$49,214	$(2,042)	$51,256